Exhibit 99.1

AMCOL International Announces Changes to Executive Leadership

HOFFMAN ESTATES, Ill., December 1, 2009 /PRNewswire-FirstCall/ – The Board of Directors of AMCOL International Corporation (NYSE: ACO) has appointed Ryan F. McKendrick to the position of Chief Operating Officer of AMCOL effective January 1, 2010.  Mr. McKendrick has been with the company for a total of 25 years.  For the last 11 years he has led AMCOL’s Environmental segment, including serving as President of CETCO.  Larry Washow, President of AMCOL said, “Ryan has delivered excellent results as he established CETCO as a significant part of the company and a recognized global leader in environmental products.  In his new role he will bring his strong team building skills along with product and marketing expertise to other AMCOL segments.”

The Board of Directors of AMCOL has appointed Bob Trauger to replace Ryan as head of AMCOL’s Environmental segment and serve as President of CETCO.  Mr. Trauger has been with CETCO since 1991, most recently serving as Vice President, Engineering and International Development.  Washow commented, “Bob has a strong technical background as well as international marketing experience.  In taking over the Environmental segment, Mr. Trauger brings substantial product expertise combined with a focus on bringing value to customers.”  In addition, Mr. Trauger and Mike Johnson, President of CETCO Oilfield Services Company, will both be promoted to Vice President of AMCOL.

Headquartered in Hoffman Estates, Illinois, AMCOL has five reporting segments: Minerals, Environmental, Oilfield Services, Transportation and Corporate.  The Minerals segment produces and markets specialty minerals and related materials used as a performance additive in industrial goods and consumer products.  The Environmental segment manufactures and markets engineered materials used in, and provides related services for, construction, waste containment and civil infrastructure applications.  The Oilfield Services segment provides filtration and other related services to oil and gas production and exploration customers.  AMCOL’s common stock is traded on the New York Stock Exchange under the symbol “ACO.”  The Company’s website is www.amcol.com.

SOURCE AMCOL International Corporation

Don Pearson, Vice President and CFO of AMCOL International Corporation, +1-847-851-1500